NEWS RELEASE
For More Information:
Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Corporation and Eastern Alliance Insurance Group Again Named to Ward’s 50
BIRMINGHAM, AL‒PRNewswire‒July 15, 2014‒ProAssurance Corporation (NYSE:PRA) has been named to the prestigious Ward’s 50 for the eighth consecutive year, and Eastern Alliance Insurance Group was honored for the third straight year.
Every year the Ward Group selects America’s 50 finest property-casualty insurance companies after rigorously screening more than 3,000 insurers for financial stability, asset quality and capital position, revenue growth, underwriting results, financial returns, and operational excellence.
ProAssurance’s Chief Executive Officer, W. Stancil Starnes, said, “While being named to the Ward’s 50 in any year is a tremendous accomplishment, being recognized as a Ward’s 50 company in consecutive years validates the long-term strategy that ensures security for our policyholders, creates meaningful value for our investors and positions ProAssurance to respond to an ever evolving insurance market in all our lines of business. Regularly being named a Ward’s Top 50 company is also a testament to the skill, experience and dedication of our management team and our employees, all of whom are guided by our enduring commitment to the principles of our corporate touchstone, ‘Treated Fairly.’”
The Ward’s 50 companies regularly outperform the overall property-casualty industry. During the 2009-2013 measuring period used to determine this year’s list, the Ward’s 50 combined ratio was almost eight points lower than the industry (94.7% vs. 102.3%). The average Return on Equity for this year’s Ward’s 50 was 10.6%, which was almost four points higher than the property casualty industry as a whole, and the average growth in Policyholder Surplus or Shareholder’s Equity for the 2013 Ward’s 50 was 28.0%, eight points higher than the industry.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past eight years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its subsidiaries are rated “A” (Strong) by Fitch Ratings.

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